UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

RAND CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

User-Friendly Phone Book, LLC

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

On April 26, 2019, User-Friendly Phone Book, LLC delivered a presentation and supplementary materials to Institutional Shareholder Services, Inc. The presentation is attached hereto as Exhibit 1 and is incorporated herein by reference.

Exhibits

Exhibit 1	Presentation dated April 26, 2019.

User-Friendly Phone Book, LLC Opposition to Rand Capital Corporation (NASDAQ:RAND) Proposed Transaction with East Asset Management, LLC ISS Review | April 26, 2019 Exhibit 1

Summary 2 User-Friendly does not believe Rand shareholders are being adequately compensated for sale of two important assets: Control and Management Vehicle Control is being sold at a 40% discount to Net Asset Value (NAV) Externalizing manager “gives” away value to be built up by separate manager vehicle to its new owners for free User-Friendly believes merely liquidating could result in a larger premium to shareholders Average 20+ year tenured board is entrenched, and User-Friendly believes this has caused the Board to lose independence and become out of touch with shareholders

Began operations in 1999 America’s second largest independent print directory 35 books across the United States including California, Kansas, Kentucky, Ohio, Oklahoma, and Texas Over 16,000 small business clients Comprehensive suite of print and digital marketing products including print directories, Intentional Direct Mail, Mobile Banner Advertising, Social Media Advertising, User Friendly Mobile Apps User-Friendly currently has multiple venture investments Who We Are – User Friendly Phone Book 3

User-Friendly Phone Book, LLC (User-Friendly) is the largest shareholder of Rand Capital Corporation (Rand) Owning Approximately 23% of the Outstanding Shares, Purchased at Approximately $3.00/share User-Friendly had discussions with Rand management over several months covering general business strategy and investment portfolio review On September 18, 2018, Rand discussed the East Asset Management, LLC (East) proposal with User-Friendly User-Friendly alerted Rand that it would vote against the proposed transaction and its reasons for opposition On January 24, 2019, Rand entered into the Stock Purchase Agreement with East with subsequent public announcement January 25, 2019 On March 27, 2019, User-Friendly delivered a letter to Rand and its Board communicating its intention to vote AGAINST the proposed transaction along with detailed reasons for voting AGAINST. On April 18, 2019, Rand filed additional soliciting materials which included a formal response to User-Friendly’s letter Rand argued that User-Friendly did not “suggest alternatives to the East transaction” Rand reiterated that the proposal is “in the best interest of all shareholders” Rand did not provide any substantive responses to User-Friendly’s concerns Rand called the special shareholder meeting for May 16, 2019 On April 22, User-Friendly sent a letter to Rand shareholders requesting that they refrain from voting until receiving User-Friendly’s proxy statement Rand Board Moves Forward With Transaction Against Wishes Of Largest Shareholder 4

Rand to Sell Control for 40% Discount to Net Asset Value 5 Rand states that the deal price of $3.00/share is a 33% premium over the stock price one day prior to deal announcement; although factual, not representative Very thinly traded stock. Average daily trading volume over the past year was 13,642 shares and only 15,500 shares were traded from January 1, 2019 through January 24, 2019 (the day before announcement). This represents only ¼ of 1% of total outstanding shares On January 24, 2019, only 100 shares were traded. Timing of announcement was opportunistic In 2018, stock traded as high as $3.18/share Post transaction, existing shareholders will be diluted and NAV/share will immediately drop to $3.79/share for a 24% ($1.20/share) decline Management response to bring NAV/share closer to actual share price is to issue more shares to dilute value not add value Existing shareholders are directly funding this dilution at a “HOMETOWN DISCOUNT” Why is Rand management pursuing such a one-sided deal that benefits East at the expense of existing Rand shareholders? Management response in letter to User-Friendly states the transaction “will be demonstrably better than if we were to maintain the status quo”. Rand does not address the substance of User-Friendly’s concerns in its response After initial transaction, East will own 57% of Rand User-Friendly believes that the acquisition of control of Rand at lower than FMV IS NOT better than the status quo.

Rand to Sell Control for 40% Discount to Net Asset Value 6 Management attempts to justify the price with the fairness opinion of Keefe, Bruyette & Woods, Inc. (KBW) KBW ignored the fact that a control transaction should command a premium over NAV, not a steep discount to it The KBW opinion was based on outdated financials from September 30, 2018 when NAV was $4.84/share vs $4.99/share at December 31, 2018 KBW’s valuation methods used only minimum and median price-to-NAV multiples and excluded 75th percentile and maximum comparable stocks, leading to a reduced valuation $11.6 million or 46.4% of the $25 million consideration from East is comprised of contributed assets that could be significantly overvalued No information in Rand’s Proxy statement explains how or if Rand attempted to maximize the value of assets to be received through negotiations or if an independent appraisal was performed East is incented to over value assets. Current Rand management could be incentivized to overvalue contributed assets due to subsequent employment by Advisers A substantial majority of the Assets to be contributed by East are debt instruments with interest rates ranging from 12% to 12.5% which would indicate high risk. However, all are valued at face value (no risk discount)

Stock dividend from Registered Investment Company (RIC) will be immediately taxable income to shareholders further diluting any returns from ownership of Rand stock Rand is planning to elect conversion to become a registered investment company (RIC) after deal is closed and issue required 90% dividend equal to $22 million split 20% cash, 80% stock dividend The Rand proxy states that there is no guarantee of the dividend being authorized so shareholders may not receive any immediate consideration other than significant dilution If dividend is authorized, per Rand, the dividend is taxable as a dividend regardless if received in cash or stock Shareholders will be left with a tax liability and no means to pay tax obligation Illustrative Example: $100 in kind stock dividend could require shareholder to pay $42 in taxes (32% federal, 7% NY state, 3% local) In its definitive proxy filing, Rand commits that East, Rand’s Board and management intend to take the proposed Special Dividend in shares East as new 57% owner, would receive 57% or $12.5 million of the $22.0 million anticipated Special Dividend; East would be obtaining control for a net investment of $12.5 million East, Rand’s Board and management intend to take proposed Special Dividend in shares stating “this is a strong indication of our confidence in the future of Rand” In reality, User-Friendly views this plan as just another opportunity for East to dilute existing shareholders with support of Rand management 7

Poor Performing Managers Will Move to New External Advisor Group 8 Rand will externalize management of company by executing an Investment Management Agreement with a newly formed investment adviser owned by East. Proxy states one of the reasons for externalization is to gain “expertise” of advisers Assumption is that expertise does not exist within existing management, yet Investment Committee will be comprised of 3 East designees and current Rand CEO and CFO (40% existing management) New adviser is not exclusive to Rand and could have conflict with other companies as it sources investments New adviser has no experience with Business Development Company management Adviser will earn Base Management Fee and Incentive Fee, but User-Friendly believes that the comparison of “Lower Cost Structure” in Rand’s proxy is misleading Base Management Fee of 1.5% on total assets less cash and cash equivalents, but the fee on contributed assets $174,000 annually ($11.6 million x 1.5%) is not included The new investment adviser may be incented to acquire assets, regardless of performance, to boost base for fee Adviser will also earn an Incentive Fee comprised of an Income Based Fee, 20% of Rand’s cumulative net return in excess of 8.75% plus Capital Gains Fee, 20% of Rand’s net capital gains Benefits of appreciation of existing portfolio will accrue to advisor thereby further diluting existing shareholders User-Friendly believes all value of new Adviser will flow to owners of the Adviser, not Rand shareholders Adviser will become separate entity which can later be sold by its owners with no value going to Rand shareholders

Current Management and Board are Ineffective and Should Be Replaced 9 Current management is ineffective even with long tenure, CEO 23 years, CFO 22 years Net assets and NAV/share have remained relatively flat from 2014 to 2018 Ratio of EOY share price to NAV/share has dropped from 80% in 2014 to 50% in 2018 Only 1 new portfolio addition in 2018 for only $600K Board’s average tenure of over 21 years contributes to lack of independence Least tenured Director has served 14 years Recent death of outside Director with 32 years of tenure was replaced by CFO with –22 years of employment and further reduced independence User Friendly believes that the Board has lost all touch with Rand shareholders and is solely motivated to perpetuate annual income rather than create shareholder value or return Income used to pay management wages & operations cost No dividends returned to shareholder

Better Ways To Increase Current Shareholder Value Total investments at fair value December 31, 2018 is $34.6 million Liabilities in excess of other assets $3.1 million for NAV of $31.5 million Current market cap at $3.00/share equal to approximately $19.0 million Current Gap from market cap to NAV is $12.5 million Proposed transaction will give $7.6 million of the Gap to East with no return to current shareholders 10

CERTAIN INFORMATION CONCERNING THE PARTICIPANT User-Friendly Phone Book, LLC (“UFPB”) is the sole participant in this solicitation. UFPB plans on making a filing with the Securities and Exchange Commission (“SEC”) consisting of a proxy statement and accompanying WHITE proxy card to be used to solicit proxies to vote against the proposed transaction with East Asset Management, LLC at the Special Meeting of Stockholders of Rand Capital Corporation (the “Company”) scheduled to be held on May 16, 2019. UFPB STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, UFPB WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO UFPB’S PROXY SOLICITOR, MACKENZIE PARTNERS, INC., TOLL-FREE AT (800) 322-2885 or (212) 929-5500. As of the date hereof, UFPB owns 1,455,993 shares of common stock of the Company, representing approximately 23.0% of the issued and outstanding shares of the Company. 11